Execution Copy


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                   CONTINENTAL MANAGED PHARMACY SERVICES, INC.
                                       AND

                      COMMUNITY PRESCRIPTION SERVICE, INC.
                                       AND

                                ITS STOCKHOLDERS

                                  April 4, 2001

                            ASSET PURCHASE AGREEMENT

         Agreement entered into as of April 4, 2001, by and between Continental Managed Pharmacy Services, Inc., an Ohio corporation (the "Buyer"), and Community Prescription Service, Inc., a Delaware corporation (the "Target"). The Buyer and the Target are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase all of the assets of the division of the Target that conducts the business of marketing, soliciting and promoting mail order pharmacy products and services primarily to individuals afflicted with hepatitis C and HIV/AIDS (the "Business").

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.    Definitions.

         "Acquired Assets" shall be all of the assets owned by Target and used in operating and conducting the Business, including those assets listed on
Schedule 1 hereto. The Acquired Assets shall not include the Excluded Assets.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Annual Gross Profit" has the meaning set forth in ss.2(d) below.

         "Broker's Fee" shall mean the broker's transaction fee in the amount of $236,000 payable to Target's broker, Roundtable Services LLC.

         "Buyer" has the meaning set forth in the preface above.

         "Business" shall have the meaning set forth in the preamble above.

         "Closing" has the meaning set forth in ss.2(a) below.

         "Closing  Date"  shall  mean  the  date  the  parties   consummate  the
transaction contemplated in this Agreement.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B and of any similar state law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential   Information"  means  any  information   concerning  the
businesses and affairs of the Target in connection with the operation of the Business that is not already generally available to the public.

         "Determination Period" has the meaning set forth in ss.2(d) below.

         "Determination Period Gross Profit Computation" has the meaning set forth in ss.2(e) below.

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

         "Disclosure Schedule" has the meaning set forth in ss.3 below.

         "Division" means the Target's division engaged in the business of marketing, soliciting and promoting mail order pharmacy products and services to individuals afflicted with hepatitis C and HIV/AIDS.

         "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA ss.3(3)) and any other benefit plan, program or arrangement of any kind.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with the Target for purposes of Code ss.414.

         "Excluded Assets" means (i) any insurance contract or trust used to provide benefits to employees of Target and (ii) those assets of Target used primarily in operating Target's educational or database divisions (excluding any such assets listed on Schedule 1), including, without limitation, those assets that are listed on Schedule 2 hereto.

         "Fiduciary" has the meaning set forth in ERISA ss.3(21).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Gross Profit" has the meaning set forth on Schedule 3 hereto.

         "Indemnified Party" has the meaning set forth in ss.8(d) below.

         "Indemnifying Party" has the meaning set forth in ss.8(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Most Recent Fiscal Year End" means December 31, 2000.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "1994 Agreement" has the meaning set forth inss.7(a)(vii) of this Agreement.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Penalty Rate" shall mean, for any day, the rate publicly quoted from time to time by The Wall Street Journal as the "Prime Rate" plus 100 basis points per annum.

         "POZ Loan" means any amounts loaned by Target to POZ Publishing LLC under that certain letter of credit in an amount not to exceed $250,000, dated as of August 29, 2000, between Target and POZ Publishing LLC.

         "Preliminary Purchase Price" has the meaning set forth in ss.2(b) below.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "Quarterly Earn-Out Payment" has the meaning set forth ss.2(d) below.

         "Reportable Event" has the meaning set forth in ERISA ss.4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Target" has the meaning set forth in the preface above.

         "Target Share" means any share of the Common Stock, par value $0.01 per share, of the Target.

         "Target Stockholder" means any person who or which holds any Target Shares on the date hereof.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise severance, stamp, occupation, premium, windfall, profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in ss.8(d) below.

         2.    Basic Transaction.


         (a) Purchase and Sale of Assets. (i) Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Target, and the Target agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the closing of the transactions contemplated in this Agreement (the "Closing") for the consideration specified below in this ss.2.

          (ii)The Closing. Subject to ss. 9 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of MIM Corporation in Elmsford, New York commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date on or prior to May 1, 2001 as the Parties may mutually determine (the "Closing Date").

          (iii) Deliveries at the Closing. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.7(a) below; (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in ss.7(b) below; and (iii) the Buyer will deliver to the Target the Preliminary Purchase Price (defined below).

         (b) Preliminary Purchase Price. The Buyer agrees to pay to the Target at the Closing One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Preliminary Purchase Price") by delivery of cash payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price is subject to adjustment as set forth in ss. 2(d) below.

         (c) Assumed Liabilities. The Buyer will not assume or have any responsibility with respect to any liability or obligation of the Target, including, but not limited to liability arising under (i) any agreement including those listed in ss.3(n) of the Disclosure Schedule and (ii) any Employee Benefit Plan.

         (d) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price will be adjusted as follows: For each of the quarterly periods commencing with the quarter ending March 31, 2001 (Gross Profit calculations for each quarter shall include revenues from the full quarterly period and shall not be adjusted to take into account any advances by Buyer or its Affiliates to Target under the 1994 Agreement for any month, or portion thereof, prior to the Closing
Date) and ending with the quarter ending December 31, 2004 (each such quarterly period being hereafter referred to as a "Determination Period"), Buyer, subject to its right of offset pursuant to ss.8(f), shall, within 7 days after the delivery by Buyer of each Determination Period Gross Profit Computation pursuant to Section 2(e) below, pay to the Target an aggregate amount equal to 20% of the Division's Gross Profit earned during such Determination Period (a "Quarterly Earn-out Payment"). Notwithstanding the foregoing, in the event that the aggregate Gross Profit for any fiscal year ending on or prior to December 31, 2004 ("Annual Gross Profit") exceeds $2,500,000, the Target will be entitled to receive, subject to the Buyer's right of offset pursuant to 8(f), an amount equal to 35% of the Annual Gross Profit of the Business in excess of $2,500,000 (the "Bonus Amount"). Any such Bonus Amount shall be paid within 7 days after the delivery by Buyer of the Determination Period Gross Profit Computation for the last fiscal quarter of a year pursuant to ss.2(e) below. In the event that Buyer fails to pay to Target when due (as determined by this ss.2(d) or ss.2(e), as appropriate) a Quarterly Earn-out Payment or Bonus Amount, as the case may be, earned by Target, such overdue amount (including any amounts owed to Target as determined by the Accounting Firm in ss.2(e)) shall bear interest from the date such payment was originally due until paid in full at the Penalty Rate (as measured from the date such amounts were originally due).

         (e) Preparation of Determination Period Gross Profit Computation. Within 45 days after the end of each Determination Period, the Buyer will prepare and deliver to the Target detailed calculation of the Gross Profit Computation sheet (the "Determination Period Gross Profit Computation ") for such Determination Period (determined utilizing the accounting policies of Buyer prior to the consummation of the transaction contemplated by this Agreement) including a statement of each of the components of the calculation of Gross Profit for such determination. The components of Gross Profit shall be calculated in accordance with generally accepted accounting principles applied on a basis consistent with the Buyer's consolidated financial statements. In the event Target disagrees with Buyer's calculation of Annual Gross Profit, Target shall notify Buyer, and Target and Buyer shall seek in good faith to resolve any differences. The Target and its accountants will be permitted to review the working papers of the Buyer and its accountants and any financial records relating to the calculation of Annual Gross Profit. Buyer and its accountants will also be available at reasonable times to discuss questions raised by Target and its accountants. In the event the Parties cannot resolve their differences within 30 days of Target's notification to Buyer, the Parties shall promptly submit to a Big Five accounting firm (the "Accounting Firm") (other than Arthur Andersen or any other firm that has audited the books of MIM Corporation, the shareholder of Buyer, within the last five years) mutually acceptable to the Parties for review and resolution of the disputed Annual Gross Profit Computation. The Accounting Firm shall render a decision resolving the matter submitted to it within 30 days of submission. The decision of the Accounting Firm shall be final and binding on the Parties absent manifest error. The cost of the audit shall be borne by Target, provided, however, that (i) in the event that Annual Gross Profit as determined by the Accounting Firm exceeds the Annual Gross Profit as determined by Buyer by greater than 5%, but by less than 15%, then the cost of any submission to an Accounting Firm shall be borne 50% by each of the Parties or (ii) in the event that the Annual Gross Profit as determined by the Accounting Firm exceeds the Annual Gross Profit as determined by Buyer by 15% or greater, then the cost of any submission to an Accounting Firm shall be borne entirely by Buyer. Target shall be entitled to exercise the foregoing audit rights no more than once per year to review the Annual Gross Profit calculation of Buyer for up to the two most recently completed fiscal years of Buyer beginning on or after January 1, 2001; provided, however, that the Annual Gross Profit for any fiscal year may not reviewed more than once. Any dispute as to the interpretation or effectuation of the provisions of this ss.2(e) shall be resolved promptly in accordance with the arbitration provisions set forth in ss.10(q) hereof; provided however, that in no event shall the decision of the Accounting Firm be subject to review or appeal absent manifest error.

         3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

         (a) Organization and Standing of the Target. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties.

         (b) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Target and the Target Stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Target. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby
(including the assignments referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target or any of its assets are subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments referred to in ss.2 above).

         (d) Brokers' Fees. Other than the Broker's Fee, neither the Target Stockholders nor the Target has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (e) Title to Assets. Except with respect to Intellectual Property which is addressed in ss.3(k) below, the Target has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer. The Target does not have any subsidiaries that own any of the Acquired Assets used in the Business.

         (f) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target with respect to the Business. Without limiting the generality of the foregoing, since that date:

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

          (i) the Target, in connection with the operation of the Business, has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

          (ii) the Target, in connection with the operation of the Business, has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (iii) Target has not received any notice that any party (including the Target in connection with the operation of the Business) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which the Target in connection with the operation of the Business is a party or by which any of its assets is bound;

          (iv) the Target in connection with the operation of the Business has not made any capital expenditures in excess of a $10,000 outside the Ordinary Course of Business;

          (v) the Target in connection with the operation of the Business has not made any capital investment in, or any material loan to, any other Person, other than the POZ Loan, in excess of $10,000 outside the Ordinary Course of Business;

          (vi) the Target in connection with the operation of the Business has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

          (vii) other than those losses in August 1999, in the amount of approximately $50,000 due to water damage, the Target in connection with the operation of the Business has not experienced any material damage, destruction, or loss (whether or not covered by insurance) in excess of $5,000 to its property;

          (viii) the Target has not made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of the Target or Affiliates, other than the POZ Loan, outside the Ordinary Course of Business;

          (ix) the Target has not granted any increase in the base compensation of any of the directors, officers, and employees of the Target working primarily in the Business outside the Ordinary Course of Business; and

          (x) the Target in connection with the operation of the Business has not committed to any of the foregoing.

         (g) Undisclosed Liabilities. The Target does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) (i) with respect to the agreements listed on ss.3(n) of the Disclosure Schedule, other than the obligations of Target in accordance with the terms of such agreements) or (ii) that would adversely affect the value of the Acquired Assets or Shared Assets or the right to use the Shared Assets free and clear of any Security Interest or restriction on transfer.

         (h) Legal Compliance. The Target in connection with the operation of the Business has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against a in connection with its operation of the Business alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Buyer in connection with the operation of the Business.

        (i) Tax Matters. The Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Target in connection with the operation of the Business (whether or not shown on any Tax Return) have been paid. There are no liens on any of the assets of the Target that arose in connection with any failure (or any alleged failure) to pay any Tax.

         (j)   Real Property.

          (i) The Target in connection with the operation of the Business does not own any real property.

          (ii) ss.3(j)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target in connection with the operation of the Business. The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in ss.3(j)(ii) of the Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed in ss.3(j)(ii) of the Disclosure
     Schedule:

               (A) the lease or sublease is a legal, valid, binding, and enforceable obligation of Target, and in full force and effect in all material respects;

               (B) Target is not in material breach or default under the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by Target or permit termination, modification, or acceleration thereunder by any other party thereto;

               (C) Target has not, nor has it, received any notice that any party to the lease or sublease has repudiated any material provision thereof;

               (D)  there  are  no  material  disputes,   oral  agreements,   or
          forbearance programs in effect as to the lease or sublease;

               (E) the Target in connection with the operation of the Business has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

               (F) all facilities leased or subleased thereunder by Target have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

               (k)    Intellectual Property.

          (i) Except as set forth on Part I of ss.3(k)(i) of the Disclosure Schedule, the Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and each such item of Intellectual Property is identified on Part II of ss.3(k)(i) of the Disclosure Schedule. Each item of Intellectual

     Property owned or used by the Target in connection with the operation of the Business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all reasonable steps to maintain and protect each material item of Intellectual Property that it owns or uses in connection with the operation of the Business.

          (ii) The Target has not, and to the Knowledge of any of the Target Stockholders or any director of the Target, the Target has not received in connection with the operation of the Business (i) any notice of any claim of infringement or conflict with any Intellectual Property right of any third party or (ii) any notice or claim (whether written, oral or otherwise) challenging Target's ownership or rights in the Intellectual Property or claiming that any other person or entity has any legal or beneficial ownership with respect thereto(including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Target Stockholders and the directors of the Target, none of the Target Stockholders, directors, officers, employees or any third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Target in connection with Target's operation of the Business.

          With respect to each item of Intellectual Property required to be identified in ss.3(k)(i) of the Disclosure Schedule:


               (A) Except as otherwise disclosed on such Disclosure Schedule, Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Target Stockholders and the directors and officers of the Target and its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (D) Target has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iii) ss.3(k)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission in connection with the Business. The Target has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.3(k)(iii) of the Disclosure
     Schedule:

               (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding and enforceable against Target, and in full force and effect in all material respects;

               (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding and enforceable against Target, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.8 below);

               (C) Target has not received any notice that any party to the license, sublicense, agreement, or permission is in material breach or default, or that any event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

               (D) Target has not received any notice that any party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

               (E) the Target in connection with the operation of the Business has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and.

               (F) to the Knowledge of any of the Target Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property used in the Business.

          (iv) None of the Target Stockholders or any director or officer (or employee with responsibility for Intellectual Property matters) of the Target has received any notice that any new product, invention, or procedure has been developed which reasonably could be expected to supersede or make obsolete any product or process used in the Business.

         (l) Tangible Assets. The tangible Acquired Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

         (m) Scope of Business. As of the Closing Date, other than its Educational Division, the Target's primary business is conducting the business of marketing, soliciting and promoting mail order pharmacy products and services to individuals afflicted with hepatitis C and HIV/AIDS and Target does not direct such marketing, solicitation or promoting activities to any other disease state. Neither Target nor any of the Target Stockholders conducts any retail pharmacy operations.

         (n) Contracts.ss.3(n) of the Disclosure Schedule lists the following contracts and other agreements to which the Target, in connection with the operation of the Business, is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or require expenditures consideration in excess of $10, 000;

          (iii) any agreement concerning a profit sharing, partnership, joint venture or other similar arrangement;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v)    any    material    agreement    concerning     confidentiality,
     non-solicitation of employees or customers or noncompetition;

          (vi) any material agreement involving any of the Target Stockholders and their Affiliates;

          (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

          (viii) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of the Target outside the Ordinary Course of Business;

          (ix) any agreement under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Business as a whole; or

          (x)  any  other  agreement  (or  group  of  related   agreements)  the
     performance of which involves consideration in excess of $10,000.

The Target has delivered to the Buyer a correct and complete copy of each written agreement listed in ss.3(n) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable obligation of Target, and in full force and effect in all material respects, and after giving effect to the transfer, assignment and conveyances of the Acquired Asset contemplated hereby at the Closing, will continue to be in full force and effect in all material respects; (B) Target is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by Target, or permit termination, modification, or acceleration by any other party thereto, under the agreement; and (C) Target has not received any notice that any party has repudiated any material provision of the agreement.

         (o) Litigation. ss.3(o) of the Disclosure Schedule sets forth each instance in which the Target in connection with the operation of the Business
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Target Stockholders and the directors and officers of the Target and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Since June 29, 2000, other than as disclosed on ss.3(o) of the Disclosure Schedule, Target has not received any notice of any new claim, action, suit, proceeding, hearing, or investigation, and Target Stockholders, have no Knowledge of any threatened new claim, action, suit, proceeding, hearing, or investigation, in each case arising from or related to the marketing or operation of the financial hardship waiver program described in that certain letter dated June 29,2000 from MIM Corporation to Target.

         (p) Employees. Except as set forth on ss.3(p) of the Disclosure Schedule. none of the Target Stockholders and the directors and officers of the Target and its Subsidiaries has any Knowledge of (i) any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target in connection with the operation of the Business or (ii) an agreement with any employee of Target that has a severance payment provision that would be triggered by the transactions contemplated by this Agreement.

         (q)   Employee Benefits.

          (i) ss.3(q) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or to which the Target contributes or has any obligation to contribute in connection with the Business. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan that is maintained or sponsored by Target or any ERISA Affiliate which is an Employee Welfare Benefit Plan subject to COBRA.

          (ii) With respect to each Employee Benefit Plan that the Target or any ERISA Affiliate maintains, to which any of them contributes, or has an obligation to contribute to, or within the last 6 years has maintained or has had an obligation to contribute to, in connection with any employee of the Business the Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (iii) Neither the Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including withdrawal liability (as defined in ERISA ss.4201), under or with respect to any Multiemployer Plan.

          (iv) The Target does not maintain, contribute to or have an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retirees or terminated employees working primarily in the Business, their spouses, or their dependents (other than in accordance with COBRA).

         (r) Environmental, Health, and Safety Matters The Target in connection with the operation of the Business has complied and is in compliance, in each case in all material respects, with all material Environmental, Health, and Safety Requirements.

         (s) Certain Business Relationships with the Division and the Division Subsidiaries. None of the Target Stockholders and their Affiliates owns any material asset, tangible or intangible, which is used primarily in the Business.

         (t) Customers of Target. Based on a review of the top 70 clients (ranked by dollar value of prescriptions ordered during 2000) on the client list attached to a letter from MIM Corporation to Steven Giacona, dated as of March 20, 2001, as of February 28, 2001, no more than 3 of the top 70 clients are employees of POZ Publishing LLC or Target.

         (u) Disclosure. The representations and warranties contained in this ss.3 do not knowingly contain any untrue statement of a material fact and Target has not knowingly omitted to state any material fact necessary in order to make the statements and information contained in this ss.3 not misleading, which untrue statement or omitted fact, as the case may be, materially and adversely affects Buyer's operation of the Business after the date hereof.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target that the statements contained in this ss.4 are correct and complete as of the date of this Agreement except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

         (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution, delivery and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby
(including the assignments referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or any of its assets are subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the ability of the Buyer to operate the Business after the Closing Date. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments referred to in ss.2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Buyer to operate the Business after the Closing Date.

         (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target could become liable or obligated, including the Broker's Fee.

         (e) No New Hardship Program Claims. Since June 29, 2000, Buyer has not received any notice of any new claim, action, suit, proceeding, hearing, or investigation, and Buyer has no Knowledge of any new threatened claim, action, suit, proceeding, hearing, or investigation, arising from or related to the marketing or operation of the financial hardship waiver program described in that certain letter, dated June 29, 2000, from MIM Corporation to Target.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

         (b)   [RESERVED]

         (c) Operation of Business. The Target will not engage in any practice, take any action, or enter into any transaction of the sort described in ss.3(f) above.

         (d) Preservation of Business. The Target will use its reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Full Access and Cooperation. The Target will permit representatives of the Buyer to have full access at all reasonable times and in a manner so as not to interfere with the normal business operations of the Business (except with respect to allowing representatives of Buyer to participate on phone calls with clients) to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Business. Each of the Target, Sean Strub and Steven Giacona will also otherwise assist Buyer in any commercially reasonable manner in order to assist Buyer to develop and provide their own stand alone services to replace the services currently performed by Target employees, including, allowing representatives of Buyer to participate on phone calls with clients of the Business. Buyer shall, in accordance with the MIM Corporation's reimbursement procedures applicable to consultants of MIM Corporation, reimburse any reasonable out of pocket expenses incurred by Strub and Giacona as a result of their assistance pursuant to this ss.5(e).

         (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above, in any material respect. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. The Target will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Business (including any acquisition structured as a merger, consolidation, or share exchange) (each, an "Acquisition") or (ii) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under ss.8 below). The Target acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (but not tax records) and agreements, constituting the Acquired Assets.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (each, an "Action") in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will provide reasonable cooperation with the contesting or defending Party and its counsel in the contest or defense, make available, at reasonable times, its personnel and its officers and directors and provide such access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under ss.8 below).

         (c) Transition. The Target will not take any action that is designed or intended to discourage any lessor, licensor, customer, supplier, or other business associate of Target in connection with the operation of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Target in connection with the operation of the Business.

         (d) Confidentiality. The Target will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Target is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Target will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Target is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Target may disclose the Confidential Information to the tribunal; provided, however, that the Target shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

         (e)   Covenant Not to Compete.

          (i) For a period commencing on the Closing Date and ending on the earlier of (A) December 31, 2004 and (B) the 30th day following the failure of Buyer to pay to Target the properly calculated Quarterly Earn-Out Payment (as determined by ss.2(d) or ss.2(e), as appropriate), less any amount offset under ss.8(f) below, when due under ss.2(d) or ss.2(e), as appropriate, neither Target nor any of the Target Stockholders, officers or directors of Target, will engage directly or indirectly in any business of marketing, soliciting and promoting mail order pharmacy products and services to individuals in the gay, lesbian population or individuals afflicted with hepatitis C and HIV/AIDS in the United States; provided, however, that no termination of this non-competition covenant by reason of the breach by Buyer of its payment obligations under ss.2 above shall prejudice any rights Target may have to enforce its rights under ss.2(d) and (e); provided, further however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage in such prohibited activities solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.6(e)(i) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (ii) For a period commencing on the Closing Date and ending on the earlier of (A) December 31, 2004 and (B) the continuance of a material breach (for 30 days after receipt of notice from Buyer of such breach) of Target's obligations under ss.6(b),ss.6(c),ss.6(d),ss.6(e)(i) or ss.6(f) of this Agreement or the CPS License Agreement, neither Buyer nor any of its Affiliates will publish and sell, independent of any other service or product that it provides, any educational or informational publications or materials related to either of the HIV/AIDS or Hepatitis-C disease states; provided, however, that the Parties understand and agree that such restriction shall not, and is in no way intended to, prohibit Buyer's or any of its Affiliates' (x) publication or use of materials related to the marketing of their respective products and services (as such materials are used as of the Closing Date), (y) publication on a website controlled by Buyer or any of its Affiliates of clinical pharmaceutical information related to the use of pharmaceuticals or pharmaceutical related products or services of Buyer or any of its Affiliates or (z) publication of clinical pharmaceutical information that is sent to a customer of Buyer or its Affiliates in connection with the use by such customer of pharmaceutical related products or services provided to such customer by Buyer or its Affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.6(e)(ii) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (f) Advertising in POZ. For each of the four years after the Closing Date, Target agrees that it will obtain advertising to be directed by Buyer with a value of up to $100,000 per year on behalf of the Buyer in "POZ" magazine for the business, products and services of the Business, such value to be based on the advertised rate cards of POZ, in effect from time to time; provided, however that, in the event that at any time during the four years after the Closing Date, "POZ" is offering to any of its pharmaceutical, diagnostical and laboratory clinical companies that are its advertisers rates that are lower than the rates reflected on the advertised rate cards, Buyer shall be entitled to the benefit of such lower rates.

         (g) Severance Obligations. Except as described on Schedule 6(g) hereto, the parties agree that Buyer shall not be responsible for severance pay or any similar benefit, if any, with respect to any employee of Target that is terminated as a result of or in connection with the transaction contemplated by this Agreement or otherwise. Target agrees that it shall be responsible to comply with and be liable for any noncompliance with any requirements under COBRA with respect to any employee or former employee of Target or any other qualified beneficiary (as defined under COBRA) who is terminated by Target.

         (h) Guaranty of Buyer's Performance. In order to induce the Target to execute and deliver this Agreement on the terms and conditions set forth herein, and in consideration thereof, MIM Corporation (the "Guarantor") hereby unconditionally and irrevocably guarantees to the Target the full and prompt performance by the Buyer of the Buyer's obligations under this Agreement including, without limitation, the timely payment of the Quarterly Earn-out Payment, in accordance with the terms of this Agreement. The Guarantor hereby covenants and agrees that if Buyer shall at any time fail to make any payments under this Agreement or perform any of the covenants or provisions contained in this Agreement, the Guarantor will forthwith pay such sums to Target, and any arrears thereof, and will forthwith faithfully perform and fulfill all of such covenants and provisions. The guaranty contained in this ss.6(h) is a continuing, absolute and unconditional guaranty of payment and of performance. Guarantor's obligations under this Section shall remain in full force and effect notwithstanding (i) any exercise, non-exercise or waiver by Target of any right, power or remedy under or in respect of this Agreement, or (ii) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, receivership, assignment for the benefit of creditors or the like of Buyer; or the discharge or release of Buyer in any such bankruptcy proceeding. Guarantor's obligations under this ss.6(h) shall continue in full force and effect until all of the payment and other obligations of Buyer under this Agreement have been fully paid and performed. Guarantor agrees that it is directly and primarily liable to the Target, that the obligations of the Guarantor are independent of the obligations of the Buyer, and that a separate action or actions may be brought and prosecuted against the Guarantor whether or not an action is brought against the Buyer, and whether or not the Buyer is joined in any such action or actions. Guarantor hereby waives any and all rights to require the Target to prosecute or seek to enforce any remedies against the Buyer or any other person, and the Target shall not be required to prosecute any such action or seek to enforce any such remedies against the Buyer or any other person as a condition to performance by the Guarantor of the obligations guaranteed hereunder. Guarantor hereby waives any defense arising by reason of any claim or defense based upon an election of remedies by the Target which in any manner affects the Guarantor's rights to proceed against the Buyer. Except for those rights of Buyer set forth in this Agreement, Guarantor hereby waives any right to require the Target to make any presentment or demand for performance or to give any notices of nonperformance, protests, notices of protests or notices of dishonor. The liability of the Guarantor shall be reinstated and revived with respect to any amount paid by the Buyer which shall thereafter be required to be returned or restored by Target upon the bankruptcy, insolvency or reorganization of the Buyer or for any other reason, all as though such amount had not be paid. Guarantor hereby waives notice of acceptance of this guaranty. Guarantor warrants and agrees that each of the waivers set forth above are made with its full knowledge of their significance and consequence and agrees that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law. Guarantor represents and warrants that it is informed of the financial condition of the Buyer and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonperformance by the Buyer of the payment and other obligations under this Agreement. Guarantor agrees that it will continue to keep itself informed of the financial condition of the Buyer and of all other circumstances which bear upon the risk of nonperformance by the Buyer.

         (i) Buyout in the Event of the Sale of the Business. In the event that, prior to the payment by Buyer of all required amounts pursuant to ss.2(d) and
(e) hereof, Buyer or any of its Affiliates shall sell or otherwise transfer the Business, either alone or as part of a sale or transfer of assets (each, a "Sale"), to a third party, Buyer shall pay to Target at the time of closing of the Sale, subject to Buyer's right of offset pursuant to ss.8(f), an amount equal to the amount obtained by multiplying (i) the average of the last three Quarterly Earn-out Payments earned by Target prior to the closing of the Sale by
(ii) the number of Determination Periods for which Target had not been paid in accordance with ss.2(d) or (e), as appropriate, at the time of closing of such Sale (such amount, the "Pay-Off Amount"). Upon payment by Buyer of the Pay-Off Amount, Buyer shall be relieved of its obligation to make the payments required by ss.2(d) and (e) hereof. In addition, notwithstanding any provision to the contrary contained in ss.2(e), in the event of a Sale, Target's audit rights with respect to the year in which a Sale is consummated shall not be limited to the Annual Gross Profit calculation of Buyer, but shall extend to Buyer's Gross Profit computation for each of the past three Determination Periods prior to such Sale (unless such Determination Periods were already included in period for which an audit was completed under ss.2(e)).

         (j) Enrollment of Customers of Business. Buyer agrees that, other than those customers who are enrolled through Excluded Programs (as defined on
Schedule 3 hereto), Buyer shall include all individual customers in the gay, lesbian, HIV/Aids or Hepatitis-C population who were enrolled by Buyer or its Affiliates as enrollees of the Business for purposes of the Gross Profit calculation on Schedule 3 hereto and shall code such enrollees as "CPS" customers when they are enrolled. In addition, Buyer agrees that it shall give Target notice (in accordance with ss.9(g) hereto) at least 10 days prior to implementing any material change in the marketing, operations or enrollment procedures of its HIV/AIDS or Hepatitis-C "Bioscrip" disease management programs; provided, however, that such material change shall not impact Target's rights hereunder to the customers enrolled through those programs listed in items (i)-(ii) on Schedule 3 hereto.

         (k) Use of Infopack. Target agrees that for the period from the Closing Date until the earlier of (i) December 31, 2004 or (ii) 30 days after Buyer or its Affiliates gives written notice to Target that it no longer desires Target's services under this ss.6(k), at least once per quarter, Target shall, for a fee of $0.10 per newsletter or other publication (includes printing, handling and mailing costs), distribute Target's most recent copy of the "Infopack" newsletter or other publication to those persons on the list of customers and prospective customers provided by Buyer to Target, as updated from time to time, provided that Target has received third party sponsorship for each newsletter or other publication. Buyer shall be entitled to additional copies, not to exceed 500 unless otherwise agreed to by Target, of such materials from each print run for its own use and distribution for a fee of $0.10 per newsletter or other publication. Target agrees that it shall secure all copyrights, licenses and rights required to distribute the Infopack or other publication.

         7.    Conditions to Obligation to Close..

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing on the Closing Date is subject to satisfaction of the following conditions on or before May 1, 2001:

          (i) the representations and warranties set forth in ss.3 above shall be correct and complete in all material respects at and as of the Closing Date, except as set forth on the Disclosure Schedule;

          (ii) the Target shall have performed and complied with all of its covenants hereunder, including the Pre-Closing Covenants set forth in ss.5 above, in all material respects through the Closing;

          (iii) no action, suit, or proceeding commenced by a Person other than Buyer or its Affiliates shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets or to operate the Business;

          (iv) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.(7)(a)(i)-(iii) is satisfied in all respects;

          (v) the Target shall have executed and delivered each of an Assignment and Bill of Sale, an Assignment of Intellectual Property and an Assignment of Domain Name, in substantially the forms attached hereto as Exhibit A-1, Exhibit A-2 and Exhibit A-3, respectively.

          (vi) the Target shall have executed and delivered a termination of that certain agreement, dated December 20, 1994, between Preferred Rx, Inc. and Target (the "1994 Agreement"), and general release of liability with respect to the parties relationship prior to the Closing (except for any liability with respect to the transactions contemplated by this Agreement), in substantially the form attached hereto as Exhibit B (the "Termination Letter");

          (vii) the Target shall have executed and delivered each of a License Agreement substantially in the form of Exhibit C-1 attached hereto, pursuant to which Buyer grants to Target a non-exclusive royalty-free license to use the names "CPS" and "Community Prescription Service" (the "CPS License Agreement") and a Content License Agreement substantially in the form of Exhibit C-2 attached hereto;

          (viii) the Target shall have presented evidence that it has delivered appropriate documentation to the State of Delaware in order to change its corporate name from Community Prescription Service, Inc. to "Community Capital Partners, Inc."

          (ix) the Target shall have paid to Buyer that amount set forth in the letter from Buyer to Target, dated as of the date hereof, relating to certain amounts owed by Target to Buyer.

         The Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing on the Closing Date is subject to satisfaction of the following conditions on or before May 1, 2001:

          (i) the representations and warranties set forth inss.4 above shall be correct and complete in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder, including the Pre-Closing Covenants set forth in ss.5 above, in all material respects through the Closing;

          (iii) no action, suit, or proceeding commenced by a Person other than Target or its Affiliates shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

          (v) the Buyer shall have executed and delivered each of an Assignment and Bill of Sale, an Assignment of Intellectual Property and an Assignment of Domain Name, in substantially the forms attached hereto as Exhibit A-1, Exhibit A-2 and Exhibit A-3, respectively;

          (vi) the Buyer shall have executed and delivered the Termination Letter, substantially in the form attached hereto as Exhibit B; and

          (vii) the Buyer shall have executed and delivered each of the CPS License Agreement, substantially in the form of Exhibit C-1 attached hereto, and the Content License Agreement, substantially in the form of Exhibit C-2 attached hereto;

The Target may waive any condition specified in this ss.7(b) if it executes a writing so stating at or prior to the Closing.

         8.    Remedies for Breaches of This Agreement.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Target contained in ss.3(a), (c) and (f) through (u) above, and all of the representations of the Buyer contained in ss.4(a) and (c), shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of fifteen months thereafter. All of the representations and warranties of the Target contained in ss.3(b), (d), (e) and (i) above, and the representation of the Buyer contained in ss.4(b) and (d) above, shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

         (b)   Indemnification Provisions for Benefit of the Buyer.

          (i) In the event the Target breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Buyer makes a written claim for indemnification against the Target pursuant to ss.10(g) below within such survival period, then each of the Target and Sean Strub, jointly and severally, agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (i) there will be a $1,500,000 aggregate ceiling on the obligation of the Target and Sean Strub (applicable to Target and Sean Strub in the aggregate) to indemnify the Buyer from and against Adverse Consequences under this ss.8 (except for a breach of a representation contained in ss.8(d) and (e) for which the aggregate ceiling does not apply to Target but continues to apply to Sean Strub) and (ii) neither Target nor Sean Strub shall have any obligation to indemnify Buyer under this ss.8 unless and until the aggregate amount which Buyer is entitled to recover exceeds $25,000, after which point Target and Sean Strub, jointly and severally, will be obligated to indemnify Buyer only for losses in excess of such amount.

          (ii) Each of the Target and Sean Strub, jointly and severally, agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

               (A) except for the Assumed Liabilities, any liability or obligation of the Target (including any liability of the Target that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law), whether arising before or after the Closing and whether or not relating to the Acquired Assets;

               (B) any liability of the Target that becomes a liability of the Buyer with respect to the Business for unpaid Taxes with respect to any tax year or portion thereof ending on or b before the Closing Date (or for any tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), but excluding any liability for Taxes with respect to the Business allocable to a tax year or portion thereof ending after the Closing Date and excluding any liability for Taxes with respect to the Business attributable to any transaction or action (other than the asset purchase contemplated by this Agreement) taken by Buyer on or after the Closing Date; or

               (C) any liability of Buyer for the unpaid taxes of the Target under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (iii) The Target agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, or caused by any marketing or other business practice of Target with respect to new customers enrolled by Target after July 1, 2000 relating to the waiver or failure to collect, in whole or in part, co-insurance payments with respect to prescription pharmaceuticals dispensed to patients if such waiver or failure to collect was not in accordance with the enrollment and financial hardship waiver procedures set forth in that certain letter dated June 29, 2000, from MIM Corporation, parent of the Buyer, to Target.

         (c) Indemnification Provisions for Benefit of the Target. In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Target makes a written claim for indemnification against the

Buyer pursuant to ss.10(g) below within such survival period, then the Buyer agrees to indemnify the Target from and against the entirety of any Adverse Consequences the Target may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Target may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

         (d) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. The Indemnified Party shall provide to the Indemnifying Party, promptly upon request, all information and documentation reasonably necessary to support and verify the facts giving rise to the Adverse Consequences which the Indemnified Party believes gives rise to a claim for indemnification hereunder, and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

          (ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 30 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

          (iii) The parties agree that, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with ss.8(d)(ii) above,
     (A) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

         (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this ss.8. All indemnification payments under this ss.8 shall be deemed adjustments to the Purchase Price. In no event shall Target be liable for loss of profits or consequential damages under this ss.8.

         (f) Right of Offset. In the event that at any time Target or Sean Strub is obligated to indemnify Buyer under this ss.8 (as mutually agreed upon by the Parties or after a final non-appealable decision of the Arbitrator pursuant to ss.10(q) below), Buyer shall have the option of offsetting any amounts owed to it by the Target pursuant to this ss.8 against amounts owed to the Target under ss.2(e) hereof.

         (g) Exclusive Remedy. Except for a claim based on fraud, the Buyer and the Target acknowledge and agree that the indemnification provisions contained in this ss.8 shall constitute the sole and exclusive recourse and remedy of the parties for monetary damages with respect to any breach of any of the representations, warranties and covenants contained in this Agreement.

         9.    Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Target may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Closing (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 1, 2001, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (B) if the Closing shall not have occurred on or before May 1, 2001, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from the Target itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(d) above shall survive termination.

               10.    Miscellaneous.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the first business day after sent by reputable overnight courier service, on the same business day sent by hand delivery, and the second business day after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to the Target:  Copy to: Community Prescription Services, Inc.
    -----------------  --------
                                 349 West 12th Street
                                 New York, NY 10019
                                 Attention: Sean Strub
                                 Facsimile No.: (212) 229-2908

   with a copy to:

                                 Round Table Services, LLC
                                 7 Elm Street
                                 Westfield, NJ 07090
                                 Attention: Steven Giacona
                                 Facsimile No.: (908) 789-7312
   with a copy to:

                                 Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas

                                 New York, NY 10104
                                 Attention: William Hibsher
                                 Facsimile No.: (212) 541-1486

    If to the Buyer:   Copy to:  Barry A. Posner
    ----------------   --------
                                 Vice President and General Counsel
                                 MIM Corporation
                                 100 Clearbrook Road
                                 Elmsford, NY 10523
                                 Facsimile No: (914) 460-1670

    with a copy to:              Richard H. Friedman
                                 Chief Executive Officer
                                 MIM Corporation
                                 100 Clearbrook Road
                                 Elmsford, NY 10523
                                 Facsimile No: (914) 460-1661

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Target. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Buyer, the Target, and the Target Stockholders will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n)   Tax Matters.


          (i) The Target will be responsible for the preparation and filing of all Income Tax Returns for the Target for all periods as to which Income Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Income Tax Returns for the Target which include the operations of the Business for any period ending on or before the Closing
     Date) ; provided, however, that Buyer will reimburse Target concurrently therewith to the extent any payment Target makes relates to operations of the Business for any period ending on or after the Closing Date.

          (ii) The Buyer will be responsible for the preparation and filing of all Income Tax Returns for the Business for all periods as to which Income Tax Returns are due after the Closing Date (other than for Income Taxes with respect to income from the operations of the Business that is included in consolidated, unitary, and combined Income Tax Returns of the Target. The Buyer will make all payments required with respect to any such Income Tax Return for Income Taxes with respect to income from the operations of the Business for periods after the Closing Date; provided, however, that the Target will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of the Business for any period ending on or before the Closing Date.

          (iii) Buyer and Seller shall provide to each other with the necessary information to prepare their respective tax returns, and they shall cooperate with each other in providing each other with the necessary information in connection with any audit of a tax return by any taxing authority concerning the Business.

         (o) Employee Benefits Matters. To the extent permissible under the Code and ERISA, each employee of Target who, at the option of Buyer, is offered employment with Buyer and becomes an employee of Buyer simultaneously with the Closing shall, upon becoming an employee of Buyer, receive benefits which, in the reasonable judgment of the Buyer, are substantially comparable in the aggregate to the benefits provided to them from Target, provided, that the parties acknowledge that, except as expressly set forth herein or in the ancillary agreements hereto, Buyer shall have no obligation to offer employment to any employee of Target or maintain any benefit plan, fund, program or arrangement for any specific time period.

         (p) Bulk Transfer Laws. The Buyer acknowledges that the Target will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         (q) Arbitration. In the event that there is a dispute among the Parties to this Agreement (defined for the purpose of this provision to include each Indemnified Party and each Indemnifying Party), other than a dispute with respect to the calculation of Annual Gross Profit which dispute shall be resolved by the Accounting Firm in accordance with ss.2(e) hereof (whose decision is not subject to this ss.10(q) absent manifest error) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and/or the transactions contemplated hereby, the party with a claim shall notify the other parties (the "Dispute Notice") to this Agreement in accordance with ss.10(g) above and the parties shall attempt to settle the dispute through good faith negotiation within 30 days of receipt of the Dispute Notice in accordance with ss.10(g). In the event that the parties are unable to resolve their dispute within such 30 day period, such dispute shall be solely and finally settled by arbitration, which shall be conducted in New York City, by a single attorney arbitrator selected by the parties. If the parties fail to agree on the arbitrator within 60 days of the date that the Dispute Notice is received in accordance with ss.10(g), either party may apply to the American Arbitration Association to make the appointment. The parties agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator deems just and equitable under the circumstances.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    CONTINENTAL MANAGED PHARMACY SERVICES, INC.


                                    By:     /s/ Barry A. Posner
                                            ---------------------
                                    Title:  Secretary
                                            ---------------------


                                    COMMUNITY PRESCRIPTION SERVICE, INC.


                                    By:     /s/ Steven Giacona
                                            ---------------------
                                    Title:  Secretary
                                            ---------------------

                                    /s/ Sean Strub
                                    ---------------------------------
                                    SEAN STRUB, a Target Stockholder

                                    /s/ Steven Giacona
                                    ---------------------------------
                                    STEVEN GIACONA, a Target Stockholder

                                     /s/  Richard Snyder
                                    ---------------------------------
                                    RICHARD SNYDER, a Target Stockholder

                                    THE ESTATE OF STEPHEN GENDIN

                                    By:     /s/ Mark Aurigemma
                                            ---------------------
                                    Name:   Mark Aurigemma
                                    Title:  Executor

                                    Acknowledged and Agreed solely with respect to ss.6(i):

                                    MIM CORPORATION

                                    By:     /s/ Barry A. Posner
                                            ---------------------
                                    Title:  Vice President and General Counsel
                                            ----------------------------------